SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2013

Wound Management Technologies, Inc.
(Exact name of registrant as specified in its charter)

Texas	0-11808	59-2219994
(State or other jurisdiction	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

777 Main Street, Suite 3100, Fort Worth, Texas 76102
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code 817-820-7080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01  Changes in Registrant’s Certifying Accountant.

On August 16, 2013, the Company dismissed Pritchett, Siler & Hardy, P.C. (“PSH”) as its independent registered public accountants, effective as of that date. The decision was approved by the Company’s Board of Directors.

PSH’s reports on the consolidated financial statements of the Company and its subsidiaries for the fiscal years ended December 31, 2011 and 2012 contained qualifications regarding the Company’s ability to continue as a going concern. In neither of the Company’s two most recent fiscal years, nor in the subsequent interim period through the date of this Report, did the Company have any disagreements with PSH on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

The Company has provided PSH with a copy of the above disclosures in response to Item 304(a) of Regulation S-K in conjunction with the filing of this Report. The Company requested that PSH deliver to the Company a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company in response to Item 304(a) of Regulation S-K, and if not, stating the respects in which it does not agree. A copy of such letter will be filed as an exhibit to an amendment to this Form 8-K in accordance with the timing requirements set forth in Item 304(a)(3) of Regulation S-K.

Also effective August 16, 2013, the Company engaged Malone Bailey LLP to serve as the Company’s independent registered public accountants for the current fiscal year, which ends December 31, 2013. During each of our two most recent fiscal years and through the date of this Report, the Company did not consult Malone Bailey LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2) of Regulation S-K.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
16.1	Letter from Pritchett, Siler & Hardy, P.C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2013	WOUND MANAGEMENT TECHNOLOGIES, INC.

	By:	/s/ Robert Lutz, Jr.
Robert Lutz, Jr., Chief Executive Officer